Exhibit 99.2

Know Labs Appoints Michael Grabham Chief Business Officer

Seattle, WA. – May 25, 2018 – Know Labs, Inc. (f/k/a Visualant, Incorporated) (OTCQB: KNWN) – a provider of identification, authentication and diagnostic solutions, announced today that Michael Grabham has been appointed Chief Business Officer of the Company.

Michael Grabham, is a Seattle serial entrepreneur who has started six companies over the past 25 years. His first company was started at age 28 and was sold three years later after more the tripling the annual revenues. He recently invented and patented the Package Guard, a consumer product to protect packages that are delivered to your doorstep.

He has lead, as President, several companies from a regional telecommunications company ($14M annual sales) to a software assessment company (startup). As a leader in the sales, business development and marketing his roles have enabled him to be a driving force in revenue generation and his relationship with customers has provided a strong foundation for growth. He focuses on building quality process to ensure clear communication and scalability for growth. He has managed administrative, engineering and sales staffs throughout his career.

He received his MBA from Seattle University and has an undergraduate degree in Mathematics. He and his wife started a nonprofit Survive the Streets in 1999 which assists the homeless population in Seattle.

“Mike Grabham is a great addition to the Know Labs team,” stated Phil Bosua, Chief Executive Officer. “As we bring our new product and technology embodying our Bio-RFID™ platform to the market Mike will be an immeasurable asset for creating the relationships and processes that allow us to rapidly scale our business.”

“I am very excited to join Know Labs,” said Grabham. “I love the energy and creativity of the team and especially look forward to adding value as we bring the initial product to the market. Our products can be life changing as they allow consumers to know more about the inner workings of their bodies in order to better manage their health and wellness.”

About Know Labs, Inc.

Know Labs, Inc. (f/k/a Visualant Incorporated) is a public company whose shares trade under the stock symbol “KNWN.” The company’s technology directs structured light or radio waves through a substance or material to capture a unique molecular signature. The Company refers to these signatures as ChromaID™ and Bio-RFID™. ChromaID and Bio-RFID are used to identify, detect, or diagnose substance markers or biomarkers that may be invisible to the human eye. ChromaID and Bio-RFID scanner modules can be integrated into a variety of mobile or bench-top form factors. This patented and patent pending, award-winning technology makes it possible to effectively conduct analyses that could only previously be performed by invasive and/or large and expensive lab-based tests. For more information on Know Labs, visit the company’s website at www.knowlabs.co.

Know Labs, Inc. Contact:

Michael Grabham

mike@knowlabs.co

Ph. 206-354-8751